EXHIBIT 99(a)

NEWS RELEASE

April 25, 2022

Contact:	Lance A. Sellers
President and Chief Executive Officer

Jeffrey N. Hooper
Executive Vice President and Chief Financial Officer

828-464-5620, Fax 828-465-6780

For Immediate Release

PEOPLES BANCORP ANNOUNCES FIRST QUARTER 2022 RESULTS

Peoples Bancorp of North Carolina, Inc. (NASDAQ: PEBK) (the “Company”), the parent company of Peoples Bank (the “Bank”), reported first quarter 2022 results with highlights as follows:

First quarter 2022 highlights:

•

Net earnings were $3.5 million or $0.63 per share and $0.61 per diluted share for the three months ended March 31, 2022, as compared to $4.1 million or $0.73 per share and $0.71 per diluted share for the same period one year ago.

•

The Bank recognized $600,000 in Small Business Administration (SBA) Paycheck Protection Program (PPP) loan fee income during the three months ended March 31, 2022, as compared to $999,000 in PPP loan fee income for the same period one year ago.

•	Cash dividends were $0.33 per share during the three months ended March 31, 2022, as compared to $0.16 per share for the prior year period.

•	Total loans were $889.8 million at March 31, 2022, as compared to $884.9 million at December 31, 2021, despite a $11.4 million reduction in PPP loans during the first quarter of 2022.

•	Core deposits were $1.4 billion or 98.26% of total deposits at March 31, 2022, compared to $1.3 billion or 97.89% of total deposits at March 31, 2021.

Net earnings were $3.5 million or $0.63 per share and $0.61 per diluted share for the three months ended March 31, 2022, as compared to $4.1 million or $0.73 per share and $0.71 per diluted share for the prior year period. Lance A. Sellers, President and Chief Executive Officer, attributed the decrease in first quarter net earnings to a decrease in net interest income, an increase in the provision for loan losses and an increase in non-interest expense, which were partially offset by an increase in non-interest income compared to the prior year period, as discussed below.

Net interest income was $10.7 million for the three months ended March 31, 2022, compared to $11.1 million for the three months ended March 31, 2021. The decrease in net interest income is due to a $593,000 decrease in interest income, which was partially offset by a $152,000 decrease in interest expense. The decrease in interest income is primarily due to a $922,000 decrease in interest income and fees on loans, which was partially offset by an increase in interest income on investment securities. The decrease in interest income and fees on loans is primarily due to a decrease in total loans and a decrease in fee income on SBA PPP loans. The increase in interest income on investment securities is primarily due to additional securities purchased resulting from an increase in cash resulting from increased deposits. The decrease in interest expense is primarily due to a decrease in rates paid on interest-bearing liabilities. Net interest income after the provision for loan losses was $10.6 million for the three months ended March 31, 2022, compared to $11.6 million for the three months ended March 31, 2021. The provision for loan losses for the three months ended March 31, 2022 was $71,000, compared to a recovery of $455,000 for the three months ended March 31, 2021. The increase in the provision for loan losses is primarily attributable to an increase in reserves on loans in a pool that had once been given payment modifications as a result of the COVID-19 pandemic, and an increase in reserves due to a net increase in the volume of loans in the general reserve pool.

Non-interest income was $7.0 million for the three months ended March 31, 2022, compared to $5.9 million for the three months ended March 31, 2021. The increase in non-interest income is primarily attributable to a $1.7 million increase in appraisal management fee income due to an increase in the volume of appraisals, which was partially offset by a $670,000 decrease in mortgage banking income due to a decrease in mortgage loan volume and additional mortgage loans being retained for the Bank’s portfolio.

Non-interest expense was $13.3 million for the three months ended March 31, 2022, compared to $12.3 million for the three months ended March 31, 2021. The increase in non-interest expense is primarily attributable to a $1.3 million increase in appraisal management fee expense due to an increase in the volume of appraisals, which was partially offset by a $334,000 decrease in salaries and employee benefits expense primarily due to a decrease in insurance costs.

Income tax expense was $848,000 for the three months ended March 31, 2022, compared to $1.0 million for the three months ended March 31, 2021. The effective tax rate was 19.72% for the three months ended March 31, 2022, compared to 20.24% for the three months ended March 31, 2021.

Total assets were $1.7 billion as of March 31, 2022, compared to $1.6 billion at December 31, 2021. Available for sale securities were $408.0 million as of March 31, 2022, compared to $406.5 million as of December 31, 2021. Total loans were $889.8 million as of March 31, 2022, compared to $884.9 million as of December 31, 2021. This increase in loans was achieved despite a $11.4 million reduction in PPP loans during the first quarter of 2022. The Bank had $6.6 million and $18.0 million in PPP loans at March 31, 2022 and December 31, 2021, respectively.

Non-performing assets were $3.3 million or 0.20% of total assets at March 31, 2022, compared to $3.2 million or 0.20% of total assets at December 31, 2021. Non-performing assets include $3.3 million in commercial and residential mortgage loans and $8,000 in other loans at March 31, 2022, compared to $3.2 million in commercial and residential mortgage loans and $51,000 in other loans at December 31, 2021.

The allowance for loan losses was $9.4 million or 1.06% of total loans at March 31, 2022 and December 31, 2021. Management believes the current level of the allowance for loan losses is adequate; however, there is no assurance that additional adjustments to the allowance will not be required because of changes in economic conditions, regulatory requirements or other factors.

Deposits were $1.5 billion at March 31, 2022, compared to $1.4 billion at December 31, 2021. Core deposits, which include noninterest-bearing demand deposits, NOW, MMDA, savings and non-brokered certificates of deposit of denominations less than $250,000, were $1.4 billion at March 31, 2022 and December 31, 2021. Certificates of deposit in amounts of $250,000 or more totaled $25.5 million at March 31, 2022, compared to $26.3 million at December 31, 2021.

Securities sold under agreements to repurchase were $34.8 million at March 31, 2022, compared to $37.1 million at December 31, 2021. Junior subordinated debentures were $15.5 million at March 31, 2022 and December 31, 2021. Shareholders’ equity was $125.4 million, or 7.54% of total assets, at March 31, 2022, compared to $142.4 million, or 8.77% of total assets, at December 31, 2021. The decrease in shareholders’ equity is primarily due to an increase in the unrealized loss on investment securities available for sale due to changes in bond yields. The Company repurchased 7,000 shares of its common stock during the three months ended March 31, 2022 under the Company’s stock repurchase program, which was authorized in January 2022.

Peoples Bank currently operates 17 banking offices entirely in North Carolina, with offices in Catawba, Alexander, Lincoln, Mecklenburg, Iredell and Wake Counties. The Bank also operates loan production offices in Lincoln, Mecklenburg, Rowan and Forsyth Counties. The Company’s common stock is publicly traded and is quoted on the Nasdaq Global Market under the symbol “PEBK.”

Statements made in this press release, other than those concerning historical information, should be considered forward-looking statements pursuant to the safe harbor provisions of the Securities Exchange Act of 1934 and the Private Securities Litigation Act of 1995. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management and on the information available to management at the time that this release was prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate,” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, (1) competition in the markets served by Peoples Bank, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Company’s other filings with the Securities and Exchange Commission, including but not limited to those described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

CONSOLIDATED BALANCE SHEETS
March 31, 2022, December 31, 2021 and March 31, 2021
(Dollars in thousands)

	March 31, 2022	December 31, 2021	March 31, 2021
	(Unaudited)	(Audited)	(Unaudited)
ASSETS:
Cash and due from banks	$47,462	$44,711	$43,726
Interest-bearing deposits	257,644	232,788	165,311
Cash and cash equivalents	305,106	277,499	209,037

Investment securities available for sale	408,037	406,549	325,517
Other investments	3,569	3,668	3,791
Total securities	411,606	410,217	329,308

Mortgage loans held for sale	885	3,637	4,236

Loans	889,758	884,869	946,497
Less: Allowance for loan losses	(9,426)	(9,355)	(9,532)
Net loans	880,332	875,514	936,965

Premises and equipment, net	15,658	16,104	18,184
Cash surrender value of life insurance	17,401	17,365	17,065
Accrued interest receivable and other assets	31,671	23,857	22,783
Total assets	$1,662,659	$1,624,193	$1,537,578

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
Noninterest-bearing demand	$553,185	$514,319	$524,176
Interest-bearing demand, MMDA & savings	816,779	797,179	701,798
Time, $250,000 or more	25,516	26,333	28,109
Other time	73,255	74,917	80,382
Total deposits	1,468,735	1,412,748	1,334,465

Securities sold under agreements to repurchase	34,823	37,094	31,916
Junior subordinated debentures	15,464	15,464	15,464
Accrued interest payable and other liabilities	18,193	16,518	15,704
Total liabilities	1,537,215	1,481,824	1,397,549

Shareholders' equity:
Preferred stock, no par value; authorized 5,000,000 shares; no shares issued and outstanding	-	-	-
Common stock, no par value; authorized 20,000,000 shares; issued and outstanding 5,656,030 shares at 3/31/22, 5,661,569 shares at 12/31/21, 5,789,166 shares at 3/31/21	53,147	53,305	56,910
Common stock held by deferred compensation trust, at cost; 163,883 shares at 3/31/22, 162,193 shares at 12/31/21, 156,808 shares at 12/31/20	(2,042)	(1,992)	(1,849)
Deferred compensation	2,042	1,992	1,849
Retained earnings	90,543	88,968	80,819
Accumulated other comprehensive income (loss)	(18,246)	96	2,300
Total shareholders' equity	125,444	142,369	140,029

Total liabilities and shareholders' equity	$1,662,659	$1,624,193	$1,537,578

CONSOLIDATED STATEMENTS OF INCOME
For the three months ended March 31, 2022 and 2021
(Dollars in thousands, except per share amounts)

	Three months ended
	March 31,
	2022	2021
	(Unaudited)	(Unaudited)
INTEREST INCOME:
Interest and fees on loans	$9,742	$10,664
Interest on due from banks	111	35
Interest on investment securities:
U.S. Government sponsored enterprises	511	538
State and political subdivisions	943	639
Other	22	46
Total interest income	11,329	11,922

INTEREST EXPENSE:
Interest-bearing demand, MMDA & savings deposits	403	497
Time deposits	146	212
Junior subordinated debentures	75	71
Other	39	35
Total interest expense	663	815

NET INTEREST INCOME	10,666	11,107
PROVISION FOR (RECOVERY OF) LOAN LOSSES	71	(455)
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	10,595	11,562

NON-INTEREST INCOME:
Service charges	1,168	926
Other service charges and fees	193	212
Mortgage banking income	200	870
Insurance and brokerage commissions	240	260
Appraisal management fee income	3,506	1,816
Miscellaneous	1,739	1,789
Total non-interest income	7,046	5,873

NON-INTEREST EXPENSES:
Salaries and employee benefits	5,849	6,183
Occupancy	1,916	1,953
Appraisal management fee expense	2,772	1,456
Other	2,804	2,676
Total non-interest expense	13,341	12,268

EARNINGS BEFORE INCOME TAXES	4,300	5,167
INCOME TAXES	848	1,046

NET EARNINGS	$3,452	$4,121

PER SHARE AMOUNTS
Basic net earnings	$0.63	$0.73
Diluted net earnings	$0.61	$0.71
Cash dividends	$0.33	$0.16
Book value	$22.84	$24.86

FINANCIAL HIGHLIGHTS
For the three months ended March 31, 2022 and 2021, and the year ended December 31, 2021
(Dollars in thousands)

	Three months ended		Year ended
	March 31,		December 31,
	2022	2021	2021
	(Unaudited)	(Unaudited)	(Audited)
SELECTED AVERAGE BALANCES:
Available for sale securities	$413,315	$264,942	$349,647
Loans	885,159	947,205	908,682
Earning assets	1,562,177	1,376,195	1,483,519
Assets	1,642,141	1,460,833	1,568,417
Deposits	1,438,651	1,268,790	1,372,857
Shareholders' equity	138,604	139,366	147,741

SELECTED KEY DATA:
Net interest margin (tax equivalent)	2.79%	3.31%	2.99%
Return on average assets	0.85%	1.14%	0.96%
Return on average shareholders' equity	10.10%	11.99%	10.24%
Average shareholders' equity to total average assets	8.44%	9.54%	9.42%

ALLOWANCE FOR LOAN LOSSES:
Balance, beginning of period	$9,355	$9,908	$9,908
Provision for (Recovery of) loan losses	71	(455)	(1,163)
Charge-offs	(160)	(85)	(762)
Recoveries	160	164	1,372
Balance, end of period	$9,426	$9,532	$9,355

	March 31, 2022	March 31, 2021	December 31, 2021
	(Unaudited)	(Unaudited)	(Audited)
ASSET QUALITY:
Non-accrual loans	$3,309	$3,566	$3,230
90 days past due and still accruing	-	-	-
Other real estate owned	-	128	-
Total non-performing assets	$3,309	$3,694	$3,230
Non-performing assets to total assets	0.20%	0.24%	0.20%
Loans modifications related to COVID-19	$-	$1,857	$-
Allowance for loan losses to non-performing assets	284.86%	258.04%	289.63%
Allowance for loan losses to total loans	1.06%	1.01%	1.06%
Allowance for loan losses to total loans, excluding PPP loans	1.07%	1.10%	1.08%

LOAN RISK GRADE ANALYSIS:
Percentage of loans by risk grade

Risk Grade 1 (excellent quality)	0.46%	0.67%	0.78%
Risk Grade 2 (high quality)	19.33%	19.43%	19.12%
Risk Grade 3 (good quality)	71.39%	67.88%	70.41%
Risk Grade 4 (management attention)	7.25%	9.01%	7.70%
Risk Grade 5 (watch)	0.83%	2.28%	1.23%
Risk Grade 6 (substandard)	0.74%	0.73%	0.76%
Risk Grade 7 (doubtful)	0.00%	0.00%	0.00%
Risk Grade 8 (loss)	0.00%	0.00%	0.00%

At March 31, 2022, including non-accrual loans, there were no relationships exceeding $1.0 million in the Watch and Substandard risk grades.